Hooper Holmes, Inc.
2012 First Quarter Financial Results
May 11, 2012

Operator: Ladies and gentlemen, thank you for standing by. Welcome to the Hooper Holmes 2012 First Quarter Financial Results Conference Call. During today's presentation, all participants will be in a listen-only mode. Following the presentation, the conference will be opened for questions. If you have a question, please press the star, followed by the one on your touch-tone phone. If you'd like to withdraw your question, press the star, followed by the two. And if you're using speaker equipment today, you'll need to lift your handset before making your selection. Today's conference is being recorded May 11th, 2012.

I would now like to turn the conference over to Andrew Berger of SM Berger, Hooper Holmes' outside investor relations firm. Please go ahead.

Andrew Berger: Thanks, Alicia. On behalf of the management of Hooper Holmes, we are extremely pleased that you have taken the time to participate in our conference call, and thank you for joining us to discuss the Company's 2012 first quarter financial results and business outlook.

Before I introduce management, I would like to remind everyone that certain statements made during the course of this conference call, especially those that state management's intentions, hopes, beliefs, expectations or predictions for the future are forward-looking statements. It is important to remember the Company's actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained in the Company's Annual Report on Form 10-K, copies of which may be obtained by contacting either the Company or the SEC.

By now you should have received a copy of the news release, which was issued this morning before the market opened. If you have not received a copy, please call me, Andrew Berger, at 216-464-6400, and I will send a copy to you.

Participating on the call today are Ransom Parker, Hooper Holmes' President and Chief Executive Officer; and Michael Shea, Senior Vice President, Chief Financial Officer, and Treasurer.

At this time, I will turn the call over to Ransom Parker. Ransom?

Ransom Parker: Thanks, Andy, and thank you all for joining us this morning. The results we announced today are consistent with our operating plans as we work to build sustainable growth and profitability. We took further actions in the first quarter that are expected to deliver benefits in Q3 and Q4.

As you might remember, we invested $5 million last year in new software systems and technology. First, we completed the rollout of our automated health information collection system, iParamed, to all 50 states. IParamed eliminates paper forms and faxes and secure laptops that transmit data into our customers' underwriting system.

Second, we developed PartnerLink, a new case management system for Portamedic, which is now being deployed. PartnerLink replaces slow manual operations by delivering automated order processing and quality control.

Third, we built ePortamedic.com, a new website for life insurance exam orders and status reports. EPortamedic.com makes it easy for insurance agents to order online and check status with both personal computers and smartphones.

Fourth, we developed a modern inventory system to streamline shipments of specimen kits and supplies to our thousands of local health professionals nationwide. It cuts shipping expenses and costly local inventory.

And we're seeing the benefits of these investments today. In the first quarter we added two new carriers to our iParamed platform, and expect to add another five by the end of the year.

EPortamedic.com is also attracting new customers. Since we announced the new platform on April 26th, literally hundreds of new insurance carrier agents have signed up and will be giving us new orders.

And since we announced our new Life Application Processing Platform for brokers and financial advisors on April 16th, more than 10 carriers have asked to sign up, and five are already live.

These investments are giving us a more efficient service delivery model. We expect these improvements, along with additional investments in new talent and technology, to deliver revenue growth along with cost reductions in the third and fourth quarters of 2012.

The loss for the first quarter reflects the incremental costs associated with the investments we made in 2011. It reflects the targeted hiring of IT professionals as part of our systems investments. It reflects hiring new sales people to sign up new agents and producers, which should lead to unit growth in the back half of this year. It reflects new business development in sales talent in Health and Wellness to maintain and expand our historically strong growth in that segment.

A significant portion of the loss is also attributable to the severance costs of adjusting our workforce to reflect the efficiencies we're now recognizing from our new systems and other investments.

Health and Wellness continues to be a central part of our growth objectives and vision of the future. We believe the addressable market for the biometric services we offer today could be over $600 million and growing rapidly. We believe upgrading our technology platforms and national network of health professionals will benefit Health and Wellness customers, and make our services even more valuable.

We're already expanding our iParamed platform to Health and Wellness, allowing us to capture our biometric data in digital form, and report it to our customers faster and more effectively.

We're creating new products and services for our Health Care business, and we have a strong and growing revenue pipeline. Our first quarter performance gives us confidence in our ability to deliver accelerated Health and Wellness growth in 2012.

And although it's still too early to disclose specifics, I'm confident that these investments are producing significant win opportunities in both the Life Insurance and Health Care segments of our business for the balance of 2012 and beyond.

Now I'd like to turn it over to Mike for the numbers.

Michael Shea: Thank you, Randy, and good morning, everyone. For the first quarter of 2012, our consolidated revenues decreased 4% to 38.8 million compared to 40.6 million in the first quarter of 2011. Our net loss for the first quarter was 3.1 million or $0.05 per share, and included 0.6 million of restructuring charges.

As for revenues in the first quarter, Portamedic revenues decreased approximately 7% to 26.6 million. This revenue decline was a result in a reduction of completed paramedical exams of approximately 5% in comparison to the prior year, along with a 2% decline in revenue per exam.

Heritage Labs revenue totaled 3.1 million in the first quarter, an increase of 1% from the prior year, primarily attributable to increased revenue from our lab kit assembly services.

Revenues for our Health and Wellness business were up in comparison to the prior year, increasing approximately 19% to 4.1 million in the first quarter, while our Hooper Holmes services revenues of 5 million declined 9% in comparison to the prior year, primarily due to reduced demand for our medical record retrieval services.

Our consolidated gross margin for the first quarter of 2012 was 23.2% compared to 27% in the prior year, while SG&A expense totaled 11.4 million in the first quarter, an increase of approximately 5% from the prior year. The reduction in gross margin and increase in SG&A is primarily the results of new capital and operating investments made during 2011 to achieve growth and profitability, partially offset by a reduction in our baseline expenses.

Regarding the balance sheet, working capital at March 31st was 25.1 million, including 13.5 million of cash and cash equivalents, and no debt outstanding.

Accounts receivable totaled 20.5 million, with days sales outstanding of 48 days. As for cash flows, cash used in operations approximated 2.4 million in the first quarter of 2012, primarily due to our operating loss and an increase in accounts receivable, which we historically experience in the first quarter of each year. We expect accounts receivable to decline for the balance of 2012.

Lastly, capital expenditures totaled $1 million in the first quarter of 2012.

And with that, I'll turn the call to Randy.

Ransom Parker: Thanks, Mike. I can't stress enough the competitive value of the infrastructure investments we have made. We've replaced a raft of outdated systems and manual processes. Basically, we've rebooted Portamedic by deploying a new technology platform and workflow, which we call PartnerLink. Insurance agents have a new automated website for ordering our services. We made sure iParamed works in areas with weak or no wireless signals.

These systems are not only more efficient and effective, but they positively differentiate us from our competitors, and from our old way of doing business. For example, PartnerLink starts working on orders within five minutes of receipt. Our new customer website, ePortamedic.com auto-diagnoses service requirements for agents, and it is smartphone and tablet ready. It gives order status in a single click, saving customers tons of time.

IParamed is, we believe, the first and only electronic exam that allows health professionals to work offline until exams are completed. There's no downtime and no lost productivity, and our health professionals can collect and deliver accurate information faster.

We believe these and other systems improvements will save us thousands of work hours, and reduce our cost structure by $2 to 3 million in 2012.

We believe this new more efficient service delivery model will also help stabilize pricing pressure in Portamedic by attracting more examiners. By answering calls on the first ring, delivering the best applicant experience, and completing faster, accurate exams, we will be the first choice of agents and producers. That's the key to delivering value and to justifying price.

Health and Wellness continues to be central to our 2012 growth objectives. Our customers are getting more sophisticated. They're asking for a wider range of services, including support for outcomes and incentive-based health management. They're looking for greater customization and flexibility. These are areas where we believe our delivery model, proprietary technology, and unmatched national network give us significant advantages.

During the first quarter, we added new Health and Wellness sales and operations talent to take advantage of market opportunities and to accelerate growth. Our business volume is expanding nicely within the current customer base, and our new prospect list is growing.

As we have discussed on prior calls, for the past 15 months we've worked to revitalize our life insurance business, and to position ourselves to accelerate our capture of the rapidly growing Health and Wellness market. While we have additional work to do, we believe that we're on the right course. And we believe we are on track for the year. Our successes include winning business from our competitors, and winning greater percentages from our current customers.

Our guidance for full year 2012 remains the same. We expect further investments and losses in the second quarter of 2012, followed by revenue growth in the third and fourth quarters of 2012. Our operating targets are to end 2012 with consolidated revenue growth, led by growth in Portamedic, and consistently strong growth in Health and Wellness, positive cash flow from operations, a secure cash position with no borrowings, and profitability, excluding restructuring charges.

Now to your questions.

Operator: Thank you. Ladies and gentlemen, we will now begin the question and answer session. As a reminder, if you have a question, please press the star, followed by the one on your touch-tone phone. If you need to withdraw your question, press the star, followed by the two. And if you're using speaker equipment today, you'll need to lift your handset before making your selection. Once again, it is star, one for any questions at this time. One moment, please. And once, again, ladies and gentlemen, if there are any questions at this time, please press the star, one on your touch-tone phone.

And our first question comes from the line of Brooks O'Neil with Dougherty & Company. Please go ahead.

Brooks O'Neil: Good morning, guys. I would like to dial down just a little bit more into your Health and Wellness products. As you probably know, that's, you know, the area that I believe has the greatest potential for you all going forward. Can you just talk about who you're competing with in the Health and Wellness marketplace, and what your competitive strengths and weaknesses are as you see them today?

Ransom Parker: Yes, I think we're focused on maintaining our relationships with our sponsors. We're not competing necessarily with them. What we're finding is a series of new opportunities, and it's in part by virtue of some of the new folks who have joined. So new opportunities in different areas that we haven't been addressing before.

We're establishing partnerships with folks who we do not compete with our sponsors, but who are involved in various different types of health management and outcomes projects, if you will, with, in some cases, with large employers, and some cases on behalf of state and local governments. And those types of partnerships are bringing us opportunities that have a bit of a different topography than what we had been dealing with historically; some requirements for services that go, in some cases, substantially beyond just the biometric screenings that have been core of our business for the prior two to three years or so. So that's what I'm referring to when I'm referring to new and larger types of opportunities that we hadn't had visibility with before.

Brooks O'Neil: And I don't mean to press you unduly, I know it's probably sensitive, but give us any flavor for what some of those new and larger opportunities might be?

Ransom Parker: It's very tough for me to name them and quantify them for obvious reasons, Brooks.

Brooks O'Neil: Yes.

Ransom Parker: And in most part that is because of the requests of the prospects and customers that we're dealing with.

Brooks O'Neil: Sure.

Ransom Parker: It's also just-it's also, Brooks, a function of the fact that a number of the opportunities are still, quite frankly, technically in the sales cycle, and we don't want to-we don't want to get out over our skis. But rest assured that as soon as we have specific contractual progress and we have the authorization by customers and partners to announce, we'll be doing that.

Brooks O'Neil: Can you say whether you think these opportunities just in a broad general sense, I'm not asking for specifics or precision, but would you say that over the next couple of years you think it might be possible for Health and Wellness to become maybe the largest business you have. Or certainly it's been the fastest growing, of course, but do you think it could become a large and profitable business for you?

Ransom Parker: I think it can, and I think it will.

Brooks O'Neil: Yes.

Ransom Parker: The difficult part, as usual with everything in the world, is putting a calendar or timeframe on that. But the-so this way, the new types of opportunities that we're seeing and the recognition by some new partners, and in some cases the recognition by some end stage prospects that we're talking to, the recognition of the value of the core services that we currently offer and our ability to support that with an IT infrastructure is starting to be very well recognized. So what we have done for the past three years or so is now being recognized as a core asset by new partners and by new prospects.

Brooks O'Neil: That's great. And I, you know, I don't mean to say I'm clairvoyant, but I'd say that I've anticipated that. I'm excited about it. I think it's going to keep happening personally, so that's very encouraging. Could you just say-as I've been doing a little checking around in the marketplace, I pick up some things about suggestions that others might have biometric screening approaches that are either more rigorous, more, I don't know, preferred for whatever reason. Would you just give us your sense of how the biometric screening approach you use, both the professionals that are involved in it or the people involved in it and the techniques you use, how does that stack up competitively with anything else you see out there in the marketplace now?

Ransom Parker: Well, I guess, Brooks, I'd use our current customers and current sponsors and some of the prospects that I referenced before as probably the best first statement rather than my theory on the detailed competitive analysis. And that is that within the current sponsor base, we have seen a very-a healthy growth in the, not only the number of screenings, the number of screening events, number of screening contracts and events, but also the volume of individual screenings under those events, number one.

And number two, it's always a situation where we have-we work with our sponsors and with our partners to constantly review the portfolio of those-of the components of those screenings, and we're in direct contact with our sponsors and our end customers about when there is a requirement to adjust those-the content of those screenings with different types of tests. We're using that as kind of a principle for, you know, product development, if you want to call it that. So…

Brooks O'Neil: Sure.

Ransom Parker: So from a competitive standpoint I think we're in very good shape, and I think we've also-have opened ourselves up perhaps more than in the past to take any direct input from our sponsors and customers as to what the content of the screenings needs to be.

Brooks O'Neil: Sure. Well that's great. Could I just ask one other question? You might've said this, I jumped on a minute or two late, but do you feel-you've said it in the past I think that you've taken actions to try and stem the decline in the life insurance side of the business. I just wanted to check whether you still feel like that's possible this year, or where you're-where you stand in that?

Ransom Parker: Well, I think it's definitely possible this year, and that's in fact baked into our operating plans with regard to the life insurance side of the business. My perspective anyway is that, you know, for the first three or four months that I was on the job in the fourth quarter of '10, excuse me, my main mission was to try to define what actions we could take to stabilize the life insurance side of the business, and to grow Health and Wellness. We actually started executing on that plan effective January of '11, so about 15 months or so ago.

And back in the fourth quarter of 2010, I mean there were two options considered. Number one was to perhaps take kind of an incremental approach, which would be to define, you know, several key areas that we could target for improvement and do those only. The second option was to look at all of what we thought the root causes of the decline were, and to attack as many of those as possible, basically transforming the life insurance business as opposed to just trying to fix it on the margins. We elected the second transformational approach, which is what drove the investments to be made in '11, and which is also driving the requirement for a longer period of time to implement those kind of transformational changes as opposed to what may have been the other option, which was a discreet number of marginal fixes. So that is what has driven the requirement for investment, and that's what's driving, you know, effectively the timeframe to implement some of these things.

Brooks O'Neil: Yes, I think that makes a lot of sense, so I (believe personally that to transform the business you really get it ready to do well over the long-term going forward.

Ransom Parker: Right.

Brooks O'Neil: So congratulations. I'm with you.

Ransom Parker: Thank you.

Michael Shea: Thanks, Brooks.

Operator: Thank you. Our next question comes from the line of Brad Evans with Heartland. Please go ahead.

Brad Evans: Yes, good morning.

Ransom Parker: Good morning, Brad.

Michael Shea: Good morning, Brad.

Brad Evans: I hope you're doing well.

Ransom Parker: Yes.

Brad Evans: Hey, I just wanted to ask you, could you give us the-I know the Q's not filed yet, how many Health and Wellness screenings did you do in the quarter?

Michael Shea: In the first quarter we completed 75,000. That's up from 65,000 in Q1, 2011; about a 15% increase.

Brad Evans: Okay. And how big is that available market as you size it today? I think in the past you've talked about-I mean it's a very large market, and I think several hundred million dollars has been cited in the past. Have you refined your view of how large the market is?

Ransom Parker: I mean our current estimate, Brad, is that it's in the neighborhood of 600 million annually. And then there's a bit more than anecdotal evidence that that market size is going to increase over the next say three to five years or so.

Brad Evans: Okay. How much of that 600 million would you-is just commercially insured lives? Is that all commercially insured lives you're citing there?

Ransom Parker: I'm sorry, commercially insured…?

Brad Evans: As opposed to say-I'm sorry, as opposed to say government insured, sorry.

Ransom Parker: Oh, I think I see what you're saying. I mean the 600 million-the 600 million in my view anyway is driven by the, you know, the health insurance side of the industry. But it's also in probably larger part driven by large employers and state government entities which have recognized that addressing overall health of whatever populations they manage is going to be critical to reducing the cost of health care. So I think it comes as much from the large employers and the state and government groups as it does from any commercial insurance carrier.

Brad Evans: Are you still working with about 50 customers on the health management side? Is that still about roughly an accurate number?

Michael Shea: That's right. That's right. That's a good estimate.

Brad Evans: Okay. And how is retention on the Health and Wellness side?

Ransom Parker: It's very strong. It's very strong. I think-we've had little if any-little if any turnover. We've increased the number of sponsors, but we have had very little if any defections.

Michael Shea: Correct.

Brad Evans: Okay. One last question on the Health and Wellness in terms of just accountable care organizations and perhaps Medicare Advantage. How do you see that-those two drivers or potential-to potentially drive that business in the medium-term?

Ransom Parker: Yes, well one interesting aspect to that is that-I'm sure you're familiar with the Accountable Care Organization initiatives that are out there driven largely by CMMS. We're starting to have conversations with a few of those Accountable Care Organizations, which are directly involved in a lot of cases in both Medicare and the Medicare Advantage programs. So I-we think that that's going to be an additional driver for potential business for our Health and Wellness business.

Brad Evans: One last question and I'll get back in the queue. Just Portamedic, how many sales reps do you have today, and how many would you characterize as having, you know, are newer having joined the organization say in the last 12 months?

Ransom Parker: We have approx 80 field sales representatives, and off the top of my head, Brad, I would suggest that probably 25% of them are, you know, within about six months or so tenure.

Brad Evans: Okay. Yes, it typically takes six months just to…

Ransom Parker: Right.

Brad Evans: To tenure, so to speak?

Ransom Parker: Right,

Michael Shea: Three to six.

Ransom Parker: Three to six.

Brad Evans: Okay. And just do you think cash was at a low watermark this quarter, or do you think you might use a little bit more cash in the second quarter?

Michael Shea: Yes, we are expected to use a little more cash in the second quarter, primarily related to cap ex. So second quarter should be the low point, and we begin to grow it there to the end of the year.

Brad Evans: Okay. And I'm sorry just to-one-do you have a full year cap ex number at this point?

Michael Shea: Full year we're looking right at the-approximately $4 million for this year. We spent a million in the first quarter of 2012.

Brad Evans: Okay. I'm sorry, I lied, just one last question on Portamedic in terms of with everything you've done in terms of the iParamed e-exam, the new-big new case management platform, all the things you've done I guess Randy can I ask you in terms of the-I like how you described it, you didn't just kind of fix it at the margin, you've kind of-you've really taken it down to the studs so to speak, in terms of providing a differentiated platform for the marketplace. What type of-could you just give us your sense as to what type of-what type of lead you have in terms of-competitively versus your competitors as they might try to emulate what you're doing?

Ransom Parker: I think-the best way I can characterize it, Brad, is there's one sales situation that is not closed yet, and obviously I can't name it, where the approach that we took-the key to the sales cycle was to present to the customer what all of these investments that we've made in '11 means to the customer. And in essence, without giving you the gory PowerPoint on the sales cycle, our position is that all of those investments that we made in '11, including PartnerLink and iParamed, and ePortamedic.com, and two or three other items, right, allows us to present to the customer and to work with the customer on a solution as opposed to a set of products or services. And what's important about that is approaching the customer that way. Each of these customers has made significant investments in IT on their side of the fence, leaving them at some stage moving toward more automation in their underwriting function. And what we're doing is presenting and actually contracting in part with the platform and the software and the systems that we developed and released in '11 as part of the solutions to support those objectives on the carrier side. So it's much more of a solution sale now than it was a year and a half ago. A year and a half ago it was showing discreet exam services, lab testing services and whatever else.

So those software and systems technologies that we developed and rolled out are becoming a key part of our sales proposition to carriers, and they're becoming a key part of the carriers' buying motives in contracting with us. So we think in the couple of test cases that we have thus far, that it does-that combination does provide us with a discreet competitive advantage.

Brad Evans: Could you quantify the uplift in wallet share that you get from-I mean just roughly speaking is it a 10, 15% type of an uplift or better?

Ransom Parker: Yes, if I compare it to a couple of situations versus how we may have been selling them a year ago-you could call it 10 to 15%. It's hard to quantify, Brad, but what we're seeing is situations where we're not only just proposing, for example, paramed exams, but we're proposing a full set of synchronized services, including paramed exams, and lab services, and some of the services that we offer out of Hooper Holmes Services. So the solution part of what we're selling in the cases that I'm thinking of, we're able to include more of our services under one contract than we may have been able to say a year or year and a half ago. So it depends on the contract situation. I'm not sure I can quantify the uplift, but the couple of that I'm thinking of is at least 10 to 15%.

Brad Evans: Okay, so you're bundling the services and hopefully creating a bit of a barrier to exit so to speak?

Ransom Parker: Correct, yes.

Brad Evans: Okay. I'll hop back into queue. Thank you. Keep up the good work.

Ransom Parker: Thanks.

Operator: Thank you. Our next question comes from the line of Matt Reiner with Adirondack Funds. Please go ahead.

Matt Reiner: Hi, guys.

Ransom Parker: Good morning, Matt. How are you?

Matt Reiner: Good, thanks. I just want to get back to the cash flow part there. Now you just said the cap ex was 4 million for the year is what you're projecting?

Michael Shea: That's correct.

Matt Reiner: All right, and there was 1 million in the first quarter?

Michael Shea: That's right.

Matt Reiner: And is it going to be kind of level, or is the second quarter going to have a, you know, an outside investment?

Michael Shea: Yes, we'll see more of that in the second quarter, Matt, and then a tailing in the third and fourth quarters. But we still have some cap ex to complete on some of these investments that Randy was speaking of in the second quarter of this year.

Matt Reiner: Okay. And then-so if I look at the first quarter burn was roughly, what, 2.4 if you take out the charges?

Michael Shea: That's right.

Matt Reiner: Or 2.5 maybe. The-I'm guessing the second quarter burn will be a little bit less than that? Is that what I'm hearing, or is…?

Michael Shea: Yes, we are expecting that -- primarily though with an improvement in the accounts receivable, so that will help the cash flow from operations in Q2.

Matt Reiner: Yes. Okay, so the cap ex number will be slightly more, but hopefully you get back some of the AR.

Michael Shea: That's right.

Matt Reiner: And then going back to your full year, you talked about expecting to be cash flow positive and then profitability ex charges. Now is that-or I don't know if I heard that exactly right, but is that exiting the year or for the full year.

Michael Shea: That is exiting the year.

Matt Reiner: Okay. So I know…

Michael Shea: It would be primarily fourth quarter profitability, positive cash flow fourth quarter, exiting the year and staying that way for 2013.

Matt Reiner: Okay, good. All right, thank you guys.

Michael Shea: Thank you, Matt.

Operator: Thank you. Ladies and gentlemen, as a reminder, for any additional questions at this time, please press the star, one on your touch-tone phone. If you're using speaker equipment today, you'll need to lift your handset before making your selection. One moment, please.

And I'm showing no further questions in the queue at this time. I'd like to turn the conference back to management for any closing remarks.

Ransom Parker: This is Ransom Parker. I want to thank everyone for your time and interest in participating in the call, and we look forward to updating you on our progress in August. Thank you.

Operator: Ladies and gentlemen, this does conclude our conference for today. Thank you for you participation, and you may now disconnect.